Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-620-5516 Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600
BASIC ENERGY SERVICES
CLOSES G&L TOOL ASSET PURCHASE
MIDLAND, Texas, — February 28, 2006 — Basic Energy Services, Inc. (NYSE: BAS) (Basic) announced today that it has closed on the purchase of substantially all of the operating assets of G&L Tool, Ltd. (G&L), an oilfield services fishing and rental tool business headquartered in Abilene, Texas, for a total consideration of $58 million in cash. The final purchase price was lower than the previously reported estimated purchase price of approximately $80 million as Basic did not acquire approximately $15 million of G&L’s working capital and substituted an earn-out that resulted in the remainder of the reduction of the initial purchase price. This earn-out is based on meeting an annual EBITDA (earnings before interest, taxes, depreciation and amortization) threshold and is payable over a five-year period up to an aggregate amount of $21 million. The assets being acquired from G&L generated approximately $39 million in revenue during 2005.
     Ken Huseman, Basic’s President and CEO stated, “We are excited that the G&L deal is now completed. During the due diligence process following the signing of the letter of intent, I had the opportunity to visit several of G&L’s stores and meet many of their people at all levels of the organization. My visits confirmed G&L’s reputation as a great organization which I think will fit well with our company. We look forward to G&L continuing to operate under the same management and operating systems that brought the company to this point while we provide them the capital and infrastructure to move into some of our other markets.”
     Basic Energy Services, with a fleet of more than 300 well servicing rigs, provides a range of well site services to oil and gas drilling and producing companies throughout the major oil and gas regions in Texas, Louisiana, Oklahoma, New Mexico and the Rocky Mountain States.
     G&L was one of the largest independently owned fishing and rental tool companies in the United States with 16 locations in Texas, Oklahoma, New Mexico and Colorado.
Safe Harbor Statement:
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including Basic’s ability to successfully execute, manage and integrate acquisitions. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
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